Exhibit 99.1

Optio Software Reports Fiscal 2008 Q3 Financial Results

ALPHARETTA, Ga. – December 07, 2007 – Optio® Software (OTCBB:OPTO.OB), a leading provider of software solutions dedicated to helping customers optimize, manage and control the complete lifecycle of document-intensive processes, today reported its financial results for the fiscal 2008 third quarter and nine-month period ended October 31, 2007.

Revenue

Total revenue for the third quarter of 2007 decreased 10 percent to $6.8 million from $7.6 million in the prior fiscal year quarter. Software license revenues decreased twelve percent to $1.9 million in the three months ended October 31, 2007 from $2.2 million in the three months ended October 31, 2006. Services and maintenance revenues declined to $4.2 million in the three months ended October 31, 2007 from $4.8 million in the three months ended October 31, 2006.

Optio’s subscription licensing contracts contributed $652,000 of revenue to the quarter ended October 31, 2007, up from $597,000 of revenue from the quarter ended October 31, 2006.

“Optio’s Q3 license revenue has increased 26 percent over this fiscal year’s previous quarter and Optio is encouraged by these results as evidence of the market’s acceptance of our next generation data capture solution, ProCentra Intelligent Document Capture (IDC),” said C. Wayne Cape, Optio’s President and Chief Executive Officer. “In addition, several significant purchases of our document automation solutions by major customers in the discrete and process manufacturing sectors contributed to the rise in sequential quarterly revenues,” he added.

“In response to current market trends and our customers’ ongoing needs, we have recently announced our ProCentraTM Content Center solution, which is Optio’s newly updated online document, storage and retrieval solution. This solution enables customers to store and retrieve a much wider variety of content related to their transactional documents, it also features extended support for the Oracle database and simplified management tools. ProCentra Content Center enables organizations to reduce costs and resources surrounding document-intensive business processes,” said Cape. “Optio’s modular ProCentra solution suite helps our customers improve business processes and achieve current technology goals with the flexibility to expand as their IT needs evolve.”

Cost of Revenue

For the third quarter, total cost of revenue remained constant at $1.9 million, as was reported during the same quarter in the prior fiscal year.

Operating Expenses

Total operating expenses increased to $5.1 million in the three months ended October 31, 2007 from $4.6 million in the three months ended October 31, 2006. Operating expenses in the prior year’s quarterly period included a one time $0.9 million gain on the reversal of the valuation reserve of the M2 promissory note.  Operating expenses for the three months ended October 31, 2007 are $0.4 million below those for the quarter ended October 31, 2006 if the one time adjustment is not considered.

Net Income (Loss)

Net loss for the third quarter of fiscal 2008 was $160,000 and diluted loss per share (EPS) was $(0.01), a decrease from net income of $1,088,000 and diluted EPS of $0.05 in the prior-year’s quarter.

Nine Months Ended October 31, 2007

Total revenue for the nine months ended October 31, 2007 was $19.7 million, compared with $21.2 million in the nine months ended October 31, 2006. Software license revenues were $4.8 million in the nine months ended October 31, 2007, compared to $5.7 million in the nine months ended October 31, 2006. Optio’s subscription licensing revenue increased to $1.9 million in the nine months ended October 31, 2007 from $1.7 million in the nine months ended October 31, 2006. Services and maintenance revenues decreased to $13.1 million in the nine months ended October 31, 2007 from $13.8 million in the nine months ended October 31, 2006. Total cost of revenue remained constant at $5.5 million in the nine months ended October 31, 2007 in comparison to the same period in 2006.

Operating expenses for the nine months ended October 31, 2007 were $16.9 million versus $15.3 million for the nine months ended October 31, 2006, which included the $900,000 gain on the reversal of the valuation reserve of the M2 Systems note.

For the nine months ended October 31, 2007, net loss was $(2,475,000) or $(0.11) diluted EPS, a decrease from a net income of $585,000 and diluted EPS of $0.02 in the nine months ended October 31, 2006.

Third Quarter Highlights and Business Metrics

Several significant software license transactions were closed during the quarter, including a $300,000 software deal with a large international cosmetics company, and sales in excess of $75,000 each of Optio’s new ProCentra Intelligent Document Capture solution to Mueller Supply, Inc. and NACA Logistics USA, Inc.

Optio closed the quarter with $9.5 million in cash and cash equivalents, below the $11.9 million in cash as of Jan. 31, 2006. The company had no outstanding balance on its line of credit as of October 31, 2007. Additionally, Days’ Sales Outstanding (DSO) increased from 46 days to 51 days in comparison to the previous quarter.

Share Repurchase Program

As of December 6, 2007, Optio has repurchased 1,305,250 shares of Optio’s common stock at an average price per share of $1.31. Optio can still purchase up to approximately $291,000 of common shares under the share repurchase plan.

About Optio Software, Inc.

Optio Software, with 25 years of experience and more than 5,500 clients, worldwide, provides software solutions dedicated to optimizing, managing and improving the complete lifecycle of document-intensive processes, while extending the value of their Enterprise Resource Planning (ERP) and Hospital Information Systems. More than 5,500 organizations rely on Optio Software for innovative business process improvement solutions that allow them to reduce transactional activities and focus on core responsibilities. Headquartered in Alpharetta, Ga., Optio Software maintains European, Middle Eastern and Africa (E.M.E.A.) headquarters in the United Kingdom and sales offices in the United States, France, Germany and the Netherlands. For more information about Optio Software or to contact a local Optio sales consultant, reach us at 770.576.3500 or visit our website at www.optio.com.

© Copyright 2007, Optio Software, Inc. All Rights Reserved. Optio is a registered trademark of Optio Software, Inc. Other companies and products mentioned in this document are the property of their respective owners.

Forward-Looking Statements

This press release includes statements and other matters that could be considered to be forward-looking and subject to a number of risks and uncertainties that could cause actual results to differ materially from expectations. Such forward-looking statements are made pursuant to the “safe-harbor” provisions of the Private Securities Litigation Reform Act of 1995 and are made based on management’s current expectations or beliefs as well as assumptions made by, and information currently available to, management. Optio’s actual results may differ significantly from those projected in the forward-looking statements. Factors that might cause or contribute to such differences include, but are not limited to, risks associated with Optio’s reliance on strategic marketing and reseller relationships, the collectibility of Optio’s accounts receivable, fluctuations in operating results due to acquisitions or dispositions, failure to integrate new products and newly acquired companies, diversion of management resources relating to acquisitions or divestitures, reduction in cash reserves relating to acquisitions or the share repurchase program, challenges relating to acquisitions or divestitures and the possibility that this may cause Optio to no longer be profitable, the negative effect on Optio’s earnings relating to the amortization or potential write-down of acquired assets or goodwill, failure to retain the business relationships with existing customers of acquisitions, changes in competition, changes in economic conditions in the U.S. and in other countries in which Optio currently does business (both general and relative to the technology industry), delays or inability to develop new or unique software, market acceptance of new products, the failure of new products to operate as anticipated, expectation of achieving and sustaining operating profits and earnings, including the timing of such cash flow and company performance, disputes regarding Optio’s intellectual property, risks relating to the delisting of our stock, possible adverse results of pending or future litigation, or risks associated with Optio’s international operations. These and additional factors are set forth in “Item 1.A. Risk Factors” included in Optio’s most recent Annual Report on Form 10-K. You should carefully review these risks and additional risks described in other documents Optio files from time to time with the Securities and Exchange Commission, including the Quarterly Report of Form 10-Q that Optio will file on or before December 14, 2007.

OPTIO SOFTWARE, INC.

Consolidated Statements of Operations

(in thousands, except per share data)

	Three Months Ended October 31,		Nine Months Ended October 31,
	2007	2006	2007	2006
Revenue:
License fees	$1,932	$2,201	$4,751	$5,742
Subscription fees	652	597	1,895	1,712
Services, maintenance, and other	4,244	4,776	13,063	13,750
	6,828	7,574	19,709	21,204

Cost of revenue:
License fees	202	112	428	390
Services, maintenance, and other	1,730	1,830	5,112	5,151
	1,932	1,942	5,540	5,541
	4,896	5,632	14,169	15,663

Operating expenses:
Sales and marketing	2,469	2,619	8,108	7,701
Research and development	1,026	1,385	3,856	4,082
General and administrative	1,395	1,272	4,151	3,794
Gain on reversal of impairment of M2 Note	—	(900)	—	(900)
Depreciation and amortization	257	266	793	650
	5,147	4,642	16,908	15,327
Income (loss) from operations	(251)	990	(2,739)	336

Other income (expense):
Interest income	97	119	324	327
Interest expense	(6)	(2)	(18)	(4)
Other	2	—	2	(3)
	93	117	308	320

Income (loss) before income taxes	(158)	1,107	(2,431)	656
Income tax expense	2	19	44	71
Net income (loss)	$(160)	$1,088	$(2,475)	$585

Net income (loss) per share - basic	$(0.01)	$0.05	$(0.11)	$0.03
Net income (loss) per share - diluted	$(0.01)	$0.04	$(0.11)	$0.02
Weighted average shares outstanding - basic	22,065,515	22,301,466	22,291,367	22,149,422
Weighted average shares outstanding - diluted	22,065,515	24,662,565	22,291,367	24,731,182

OPTIO SOFTWARE, INC.

Condensed Consolidated Balance Sheets

(in thousands)

	October 31, 2007	January 31, 2007

ASSETS

Current Assets:
Cash, cash equivalents and marketable securities	$9,467	$11,948
Accounts receivable, net	4,113	3,903
Other current assets	878	728
Total current assets	14,458	16,579

Property and equipment, net	2,564	2,714
Goodwill and other intangible assets, net	3,329	3,552
Other assets	100	92

Total Assets	$20,451	$22,937

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$933	$1,088
Other accrued liabilities	1,606	1,755
Deferred revenue	7,698	7,439
Current portion of accrued lease incentive liability	122	122
Current portion of debt and capital lease obligations	97	78
Total current liabilities	10,456	10,482

Long-term portion of capital lease obligations	315	300
Long-term accrued expenses	138	103
Long-term accrued rent payable	740	526
Long-term portion of accrued lease incentive liability	714	806

Shareholders’ equity	8,088	10,720

Total liabilities and shareholders’ equity	$20,451	$22,937

Contacts:

Laura Adams

Public Relations
Optio Software, Inc.
770-576-3582
ladams@optiosoftware.com